WELLSFORD REAL PROPERTIES, INC
535 Madison Avenue, 26th Floor
New York, New York 10022

As of July 1, 2003

William H. Darrow II
7 Hunt Road
Darien, CT 06820

Re:     Your Employment Agreement dated July 1, 2001 (the "Employment Agreement")

Dear Mr. Darrow:

This letter confirms our agreement to amend the terms of your Employment Agreement with Wellsford Real Properties, Inc. in accordance with the provisions set forth below (“Amendment”). Capitalized terms not defined in this Amendment shall have meanings ascribed to them in the Employment Agreement.

The specific amendment to the Employment shall be as follows:

1.     Paragraph 2 is deleted in its entirety and is replaced with the following:

        “The term of this Agreement shall commence as of the date hereof and, unless sooner terminated in accordance with the provisions of this Agreement, shall continue up to and including, June 30, 2005. The term of this Agreement may be extended by the written agreement of you and the Company.”

2.     Paragraph 8(b) is deleted in its entirety and is replaced with the following:

        “If your employment under this Agreement is terminated by the Company other than by reason of Cause or your death or disability, you shall be entitled to receive a lump sum payment equal to twice the amount of your then annual salary in lieu of any salary, bonus or other compensation which you would be entitled to under this Agreement. Notwithstanding the foregoing, the Company, in it’s sole and absolute discretion, shall consider granting to you a discretionary bonus for services performed. Such amount shall be paid within 60 days of the effective date of termination.”

3.     Paragraph 8(c) is deleted in its entirety and is replaced with the following:

        “If you terminate your employment hereunder following a “change in control of the Company” (as described below) and provided you have not been offered “comparable employment” (as defined below) within 60 days after the event resulting in the change in control of the Company you shall be entitled to receive a lump sum payment equal to twice the amount of your annual salary for the calendar year in which the event resulting in the change in control of the Company occurs in lieu of any salary, bonus or other compensation to which you would otherwise be entitled to under this Agreement. Notwithstanding the foregoing, the Company, in it’s sole and absolute discretion, shall consider granting to you a discretionary bonus for services performed. Such amount shall be paid within 60 days of the effective date of termination.”

Except as specifically set forth above, all terms and conditions contained in the Employment Agreement shall remain unmodified and in full force and effect.

If the foregoing accurately reflects your understanding of the provisions of your Employment Agreement that is being amended pursuant to this letter, please so indicate by signing in the space provided below.

Very truly yours,

/s/ Jeffrey H. Lynford

Jeffrey H. Lynford
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ William H. Darrow II

William H. Darrow II